Exhibit 99.1

	January 31, 2013
	As reported
Assets	(unaudited)	Adjustment	As restated
Current assets
Cash	$1,585	$0	$1,585
Total current assets	1,585	0	1,585

Total Assets	$1,585	$0	$1,585

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$277,456	$0	$277,456
Management fees payable	153,004	0	153,004
Loans payable	213,000	(50,000)	163,000

Total current liabilities	643,460	(50,000)	593,460

Total Liabilities	643,460	(50,000)	593,460

Stockholders' Deficiency
Common Stock, $0.001 par value 200,000,000 Common Shares Authorized 56,133 Common Shares Issued (July 31, 2012: 42,133)	56	0	56
Additional paid-in capital	1,650,037	0	1,650,037
Stock payable	50,000	204,000	254,000
Deficit accumulated during development stage	(2,341,968)	(154,000)	(2,495,968)
Total stockholders’ deficit	(641,875)	50,000	(591,875)

Total liabilities and stockholders’ deficit	$1,585	$0	$1,585

The accompanying condensed notes are an integral part of these financial statements.

	For the three months ended January 31, 2013			For the six months ended January 31, 2013
	As reported	Adjustment	As restated	As reported	Adjustment	As restated
REVENUE	$0	$0	$0	$0	$0	$0

EXPENSES
Business system development	0	0	0	0	0	0
Mineral claim impairment loss	0	0	0	0	0	0
Professional fees	7,002	0	7,002	15,585	0	15,585
Directors fees	0	0	0	16,800	0	16,800
Consulting and administration fees	24,500	0	24,500	24,500	0	24,500
Management fees	0	0	0	22,500	0	22,500
Filing fees	2,876	0	2,876	8,822	0	8,822
Office	(277)	0	(277)	7,724	0	7,724
Total Expenses	34,101	0	34,101	95,931	0	95,931

Net loss from Operations before Other Expense:	(34,101)	0	(34,101)	(95,931)	0	(95,931)
Loss on conversion of debt	0	(154,000)	(154,000)	0	(154,000)	(154,000)
Foreign exchange gain	0	0	0	0	0	0
Interest on debt	(3,457)	0	(3,457)	(6,914)	0	(6,914)

Net loss before income tax	(37,558)	(154,000)	(191,558)	(102,845)	(154,000)	(256,845)
Provision for income tax	0	0	0	0	0	0

Net Loss	$(37,558)	$(154,000)	$(191,558)	$(102,845)	$(154,000)	$(256,845)

Basic and diluted loss per share	$(0.67)		$(3.41)	$(1.91)		(4.78)

Weighted average number of shares outstanding	56,133		56,133	53,774		53,774

The accompanying condensed notes are an integral part of these financial statements.

	For the six months ended January 31, 2013
	As reported	Adjustment	As restated
Cash Flow from Operating Activities
Net loss	$(102,845)	$(154,000)	$(256,845)
Adjustments to reconcile net loss to net cash used:
Services paid with common stock	16,800	0	16,800
Imputed interest	6,914	0	6,914
Loss on conversion of debt	0	154,000	154,000
Changes in:
Prepaid expense	0	0	0
Accounts payable	10,216	0	10,216
Management fees payable	20,500	0	153,004
Accrued interest and fees	0	0)	0
Net cash used in operating activities	(48,415)	(0)	(48,415)

Cash Flow from Investing Activities
Net cash used in investing activities	$0	$0	$0

Cash Flow from Financing Activities

Proceeds from shareholder loan	0	0	0
Loans payable	0	0	0
Convertible loan subscription	0	0	0
Proceeds from shares issued for cash	50,000	0	50,000
Proceeds from shares issued to founders	0	0	0

Net cash provided by financing activities	$50,000	$0	$50,000

Change in cash for the period	1,585	0	1,585
Cash at beginning of period	0	0	0
Cash at end of period	$1,585	$0	$1,585

Cash Paid For:
Interest	$0	$0	$0
Income Tax	$0	$0	$0
Non cash transactions:
Conversions of debt	$50,000	$0	$50,000
Cancellation of common shares	$0	$0	$0